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Exhibit 99.1

Ticketmaster Reports Strong Results for
The Second Quarter of 2002

Cash EPS Increases by 57%

Company expands international operations for Ticketing and Personals

Match.com introduces MatchLive.com, MatchTravel.com and Match.com Messenger

Citysearch launches new "Getaways Channel" with Expedia

        Los Angeles, CA—July 23, 2002—Ticketmaster (NASDAQ: TMCS) today released second quarter results for the period ended June 30, 2002.

        Revenues in the second quarter of 2002 increased 13.7 percent over the comparable year ago period to $212.5 million. The Company reported GAAP net income in the second quarter of 2002 of $14.7 million, or $0.10 per diluted share, compared with a net loss of $29.5 million, or $(0.21) per diluted share in the year ago quarter. Adjusted EBITDA* in the second quarter of 2002 was $44.7 million, compared to Adjusted EBITDA of $27.3 million in the year ago quarter, an improvement of 63.5 percent. Cash EPS** was $0.22 per share compared with $0.14 per share in the year ago quarter.

        For a complete presentation of the results, please see the financial tables attached to this press release.

        *Adjusted EBITDA—earnings before interest, taxes, depreciation, amortization, merger and other non-recurring charges, minority interest, advertising provided by USA Interactive for which no consideration was paid by the Company, non-cash compensation, equity income/loss of unconsolidated affiliates, investment losses, net, other income and expenses and cumulative effect of accounting change.

        **Cash EPS—basic earnings per share before cumulative effect of accounting change excluding amortization, merger and other non-recurring charges, equity in income/loss of unconsolidated affiliates, advertising provided by USA Interactive for which no consideration was paid by the Company, non-cash compensation and investment losses, net. For a reconciliation of Adjusted EBITDA and Cash EPS to certain GAAP amounts, see the tables attached to this press release.

Financial Results

	Three Months Ended June 30,			Six Months Ended June 30,
$ in thousands
	2002	2001	Change	2002	2001	Change
Revenues
Ticketing operations	$175,406	$163,898	7.0%	$328,785	$314,006	4.7%
Personals	29,523	10,666	176.8%	54,788	19,209	185.2%
City guide	7,587	12,389	-38.8%	14,862	24,773	-40.0%
Other	—	—	—	—	149	-100.0%

Total Revenue	$212,516	$186,953	13.7%	$398,435	$358,137	11.3%

	Three Months Ended June 30,			Six Months Ended June 30,
$ in thousands
	2002	2001	Change	2002	2001	Change
Adjusted EBITDA
Ticketing operations	$43,679	$35,521	23.0%	$77,365	$65,754	17.7%
Personals	9,700	2,843	241.2%	16,572	3,107	433.4%
City guide	(5,813)	(8,288)	29.9%	(13,803)	(17,288)	20.2%
Corporate and other	(2,911)	(2,762)	-5.4%	(5,777)	(5,506)	-4.9%

Total Adjusted EBITDA	$44,655	$27,314	63.5%	$74,357	$46,067	61.4%

        "We are pleased with the second quarter performance of each of our businesses," said John Pleasants, president and chief executive officer. "Despite difficult economic conditions, we delivered strong results across the company reinforcing our belief in the operating strategies we are pursuing and the continued strength and long term opportunities of each of our businesses."

Second Quarter Highlights Include:

  •
  Ticketmaster grew Internet ticket sales 10 percent to 43.0 percent of total ticket sales in the second quarter, versus 33.2 percent in the year ago quarter.
  •
  Ticketmaster acquired Ticket Service Nederland B.V. (www.ticketservice.nl), the leading live event ticketing company in The Netherlands.
  •
  Match.com launched two new sites, MatchLive.com and MatchTravel.com, helping to extend the Match brand and add value to its membership base.
  •
  Match.com introduced Match.com Messenger, its new instant messaging functionality, allowing subscribers to initiate contact instantly with other members.
  •
  Citysearch launched version 4.0 with enhanced focus on personalization, improved searching and a revamped user reviews program.
  •
  ReserveAmerica signed new distribution deals with Coleman, Offroute and Wildernet to drive new users to ReserveAmerica's camping inventory.
  •
  Evite sent 10 million invitations this quarter, up 58 percent from last year and increased monthly unique users 66.1 percent over the year-ago period to 1.5 million in June.

Ticketing Operations

	Three Months Ended June 30,
	2002	2001	Change
Total tickets sold (in thousands)	24,255	23,552	3.0%
Total gross transaction value (in millions)	$1,144	$1,016	12.6%
Revenue per ticket	$6.72	$6.29	6.8%
Tickets sold online	43.0%	33.2%	9.8

        Second quarter revenues from Ticketing operations were $175.4 million, compared with $163.9 million in the year ago quarter, an increase of 7.0 percent. The revenue increase primarily reflects an increase in average revenue per ticket (from $6.29 to $6.72) and an increase in the number of tickets sold, offset by a decrease in advertising revenue and by lower revenues from the Company's subsidiary that sells and services computerized ticketing and concession systems primarily to movie theaters. The increase in tickets sold primarily reflects the Company's successful international growth efforts in its existing markets and expansion into Norway and the Netherlands. The year over year increases in tickets sold and revenues were partially mitigated by the deconsolidation of our Australia joint venture which contributed approximately 956,000 tickets and $3.6 million in revenue in the second quarter of 2001.

        "Ticketmaster continues to invest considerable time, energy and talent into improving the functionality, stability and performance of the Ticketmaster website. We recently released an overhaul of the website featuring improved search functionality, localized promotion and presentation and enhanced performance," said Pleasants. "We are also pleased with the progress we are making on products like AccountManager™, ticketFast™ and eEntry™ that we believe will help us transform the ticketing industry and open up new revenue streams around new businesses like TicketExchange and group sales."

        Adjusted EBITDA from Ticketing operations in the second quarter of 2002 was $43.7 million compared with $35.5 million, an increase of 23.0 percent. The increase in Adjusted EBITDA during the quarter was led by the Company's overall increased revenue and improved margins in its international operations, including the deconsolidation of our Australia joint venture which contributed an Adjusted EBITDA loss in the year ago period.

Personals (Match.com and Affiliates)*

	Three Months Ended June 30,
	2002	2001	Change
Paid subscriber level at quarter end	604,175	216,607	178.9%
Registrations	3,284,517	1,059,522	210.0%
New subscriptions (first time subscriptions)	313,228	134,843	132.3%
Conversion rate — registrations to subscription	9.5%	12.7%	-3.2

        * The operating metrics and financial results presented for the Personals business include the impact of Soulmates Technology ("Soulmates"), acquired on April 12, 2002, for the first time.    The 2001 operating metrics and financial information do not include Soulmates. The Company has noted the impact of including Soulmates in the second quarter 2002 but not in the prior year where appropriate below.

        Second quarter revenue from the personals business was $29.5 million compared with $10.7 million in the year ago period, an increase of 176.8 percent. Adjusted EBITDA in the second quarter increased to $9.7 million, from $2.8 million a year ago. Excluding the effect of the acquisition of Soulmates, the number of paid subscribers increased by more than 150 percent and revenue increased by more than 170 percent from a year ago. There was no material impact to Adjusted EBITDA in the second quarter from the Soulmates acquisition.

        "Match.com continued to expand its distribution channels this quarter initiating new relationships with Infospace, BlackAmericaWeb.com, iVillage UK and The New York Times. In addition, Match.com also expanded strategic relationships with iVillage and MSN," said Pleasants. "Match.com also closed the quarter with the introduction of a new advertising campaign aimed at further building the Match.com brand through both online and traditional media, with encouraging early results."

        "This quarter was marked by the launch of new features and services, aimed at enhancing the Match.com member experience and offering additional dating and social options to singles. These included Match.com Messenger, Match.com's new instant messaging product, MatchLive.com, a comprehensive subscription-based event service for singles, and MatchTravel.com, a singles travel service offering highly interactive vacation and adventure opportunities."

City Guide

	Three Months Ended June 30,
(in millions)
	2002	2001	Change
Citysearch unique users (June)	6.4	3.8	69.3%
Citysearch pageviews (average monthly)	104.4	70.7	47.6%

        Revenue from City guide operations was $7.6 million in the second quarter of 2002, a 38.8 percent decrease from $12.4 million in the comparable year ago period. The decrease in revenue primarily reflects the continued softness in the advertising market, as well as the Company's strategic decision to transition its revenue base to advertising products with better profit potential for the Company. Adjusted EBITDA from City guide operations in the second quarter was a loss of $5.8 million compared with a loss of $8.3 million a year ago, a 29.9 percent improvement, reflecting Citysearch's initiatives to reduce operating costs.

        "Citysearch continues to deliver record page views and unique users while controlling expenses and launching new products to expand consumer offerings and advertising product opportunities," said Pleasants. "The strategy for this business continues to be to drive down operating costs while ramping new revenue streams that hold long-term potential growth and margin. We were particularly pleased to see Citysearch establish sequential revenue growth for the first time in several quarters."

        "Citysearch continued to improve its offering this quarter with the launch of version 4.0 and the rolling out of the new Citysearch "Getaways Channel" in partnership with Expedia," said Pleasants. "Getaways combines the power of Citysearch's functionality and content with Expedia's best-of-breed reservation engine and great deals on travel. We are particularly excited about this new advancement and will continue to deepen the integration of Expedia and expand our range of travel-related deals and offers in future."

        Evite's unique users in June 2002 were 1.5 million, an increase of 66.1 percent over year ago period. In second quarter of 2002, Evite sent more than 10 million invitations, a 58 percent increase over the second quarter of 2001.

Audience and Traffic Highlights

        Total online network traffic grew significantly during the quarter to an estimated 2.9 billion page views, a 114.2 percent increase from the year ago quarterly period. In June, according to Jupiter Media Metrix, Ticketmaster's sites had a combined reach of 17.5 million unique users, an increase of 61.5 percent from the year ago period and an increase of 40.2 percent over December 2001. The

June 2002 results represent a combined reach among home and work users of 14.6 percent of total US Internet users.

Ticketmaster Advertising on USA Interactive

        During the quarter USA Interactive provided advertising and promotional support to certain partners of the Company in connection with strategic relationships. The Company recorded a non-cash charge of approximately $1.8 million in the second quarter of 2002 related to such support.

Outlook

        Ticketmaster has previously filed on Form 8-K dated January 28, 2002 a summary of its 2002 revised financial budget by quarter for each of its reporting segments and the Company overall. Relative to this revised budget, the Company currently notes the following trends and expectations:

Overall

  •
  The Company currently expects that it will achieve its overall revenue, Adjusted EBITDA, Cash Net Income and Cash EPS budget for the balance of the year, and given the Company's financial performance relative to its budget in the six months ended June 30, 2002 ("Year to Date results") it expects that it will exceed its budget for the full year 2002.

Ticketing

  •
  The Company currently believes the revenue and Adjusted EBITDA budgeted for the balance of the year are consistent with current trends and this continues to represent a reasonable estimate for future performance. Given Year to Date results in the Ticketing segment, the Company expects to exceed its revenue and Adjusted EBITDA budget for the year in this segment.

Personals

  •
  Based on subscriber growth and financial performance in the first two quarters of the year, the Company currently believes it is on track to exceed its full year 2002 revenue and Adjusted EBITDA budget for the Personals business by approximately 40 percent and 20 percent, respectively.

  •
  The expectation that revenue performance relative to budget exceeds Adjusted EBITDA performance relative to budget is consistent with the Company's strategy of managing for both long-term growth and current profitability. A portion of the Company's better than expected revenue performance is expected to result in better than expected Adjusted EBITDA, and a portion is expected to be re-invested in the business, especially in building Match.com's brand name and international business.

City guide

  •
  Based on the City guide business's sales and financial performance in the first half of the year, the Company currently believes it is tracking approximately 15 percent below its revenue and Adjusted EBITDA budget for the full year 2002. The primary cause of the worse than expected results is the continued weakness in the Internet advertising market and advertising sales results below previously expected levels.

Other Items

  •
  The Company believes that its budgeted levels for non-cash advertising provided by USA Interactive, non-cash compensation, interest income/expense and equity in net income/loss of unconsolidated affiliates are reasonable estimates for the balance of the year.

  •
  Due to the Soulmates Technology acquisition, the Company expects its depreciation expense will increase for the remainder of 2002 by approximately 10 percent over budgeted levels.

  •
  The cumulative effect of the accounting charge in the amount of $114.8 million from the adoption of the new accounting rules for goodwill and other intangible assets was recorded in the first quarter of 2002. Amortization expense related to intangible assets is expected to be approximately 7 percent lower than previously budgeted due to the adoption of these new accounting rules.

  •
  Weighted average shares outstanding is expected to be higher than previously disclosed due to heavier than anticipated stock option exercises and the Soulmates Technology acquisition.

        The Company's comments on its Outlook are based on the expectations of the Company as of the date of this release and the Company undertakes no obligation to update these statements. The Company's actual results could differ materially from those implied by these statements. These statements do not include the impact of any mergers, acquisitions or other business combinations that may be completed after July 23, 2002. Please see the Section entitled: Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 below.

Investor Conference Call

        The Company will host a conference call to discuss its second quarter results which is open to all parties. The call will be held on Tuesday, July 23, 2002 at 4:30 p.m. Eastern Time. Those parties in the United States and Canada interested in participating in the telephone conference should call (712) 257-0400 (toll call) and use pass code Ticketmaster or listen on the Web at www.abouttmcs.com.

        Replays of the conference call will begin approximately one hour after its completion and will run until 4:00 p.m. Central Time on July 31, 2002. To hear the replay, parties in the United States and Canada should call (402) 220-3699 (toll call). An online replay of the conference call will be available at www.abouttmcs.com.

About Ticketmaster

        Ticketmaster (NASDAQ: TMCS), the world's leading ticketing and access company, sold 86.7 million tickets in 2001 valued at more than $3.6 billion, through approximately 3,300 retail Ticket Center outlets; 20 worldwide telephone call centers; and ticketmaster.com. Ticketmaster serves more than 7,000 clients worldwide and acts as the exclusive ticketing service for hundreds of leading arenas, stadiums, performing arts venues, and theaters and is the official ticketing provider and supporter of the Athens 2004 Olympic Games. The Company also operates Match.com, a leading subscription-based online dating site, Citysearch, a leading online local network enabling people to get the most out of their city, and ReserveAmerica, the number one access point for outdoor recreation. Headquartered in Los Angeles, California, Ticketmaster is majority owned by USA Interactive (NASDAQ: USAI).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        This press release contains forward-looking statements about Ticketmaster (the "Company"), including statements concerning its future product plans. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from these statements. These forward-looking statements are based on the Company's expectations as of the date of this release and the Company undertakes no obligation to update these statements. Among the risks and uncertainties that could adversely affect the Company's actual results are: that the Company may not realize the synergies and other intended benefits of the combination of Ticketmaster and Ticketmaster Online-Citysearch; that the Company may have difficulty overcoming problems associated with rapid expansion and growth; the dependence of the Company's business on entertainment, sporting and leisure events; quarterly fluctuations in the Company's revenues which could adversely affect the market price of the Company's stock; the risks of operating internationally; the dependence of the Company on its relationships with clients; the Company's future capital needs and the uncertainty of additional financing; the Company's dependence on key personnel and need to hire additional qualified personnel; control of the Company by USA Interactive; the potential for conflicts of interest between the Company and USA Interactive.; the Company's need to continue to promote its brands; risks associated with competition; the Company's reliance on third party technology; network security risks; the Company's need to be able to adapt to rapid technological changes; liability associated with the information displayed or accessed on the Company's web sites; intellectual property infringement risks; risks associated with changing legal requirements on the Company's operations, including privacy concerns; litigation risks; the dilutive effect of future acquisitions; risks associated with the failure to maintain the Company's domain names; the risk to its stock price associated with the Company's anti-takeover provisions; and the risk associated with ongoing litigation and governmental investigations relating to the Company's business practices. Investors are encouraged to read the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

        Ticketmaster is the owner or licensee of its name and logo trademarks and service marks. All other trademarks and trade names are the property of their respective owners.

TICKETMASTER
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2002	December 31, 2001
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$256,380	$142,891
Marketable securities	—	5,883
Accounts receivable, ticket sales	53,818	29,696
Accounts receivable, trade	21,377	23,695
Contract advances	12,420	12,061
Prepaid expenses and other current assets	14,663	12,144

Total current assets	358,658	226,370
Property, equipment and leasehold improvements, net	83,390	75,604
Goodwill	794,030	827,518
Other intangibles, net	124,159	205,411
Other assets	49,394	59,325
Deferred income taxes, net	629	127

Total assets	$1,410,260	$1,394,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$630	$790
Accounts payable, trade	13,119	16,151
Accounts payable, clients	160,183	102,011
Accrued expenses	77,453	65,358
Due to USA and affiliates	1,176	2,714
Deferred revenue	21,179	20,909

Total current liabilities	273,740	207,933
Long-term debt, net of current portion	177	752
Other long-term liabilities	13,073	17,149
Minority interest	1,095	755
Stockholders' equity:
Common stock	1,439	1,418
Additional paid-in capital	1,760,673	1,706,686
Accumulated deficit	(641,436)	(536,396)
Accumulated other comprehensive income (loss)	1,499	(3,942)

Total stockholders' equity	1,122,175	1,167,766

Total liabilities and stockholders' equity	$1,410,260	$1,394,355

TICKETMASTER
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
	(unaudited)
Revenues:
Ticketing operations	$175,406	$163,898	$328,785	$314,006
Personals	29,523	10,666	54,788	19,209
City guide	7,587	12,389	14,862	24,773
Other	—	—	—	149

Total revenues	212,516	186,953	398,435	358,137

Operating costs and other expenses:
Ticketing operations	109,762	104,252	205,453	198,350
Personals operations	10,221	3,146	19,451	5,825
City guide operations	6,503	10,430	13,681	21,294
Other	—	—	—	142
Sales and marketing	19,390	23,220	40,426	45,059
General and administrative	24,753	24,780	55,343	52,020
Depreciation and amortization	24,284	51,620	49,117	102,726

Total operating costs and other expenses	194,913	217,448	383,471	425,416

Income (loss) from operations	17,603	(30,495)	14,964	(67,279)

Other (income) expenses:
Interest income	(1,148)	(727)	(1,391)	(1,302)
Interest expense	60	783	181	2,432
Equity in net income of unconsolidated affiliates	(427)	(426)	(587)	(941)

Total other (income) expenses	(1,515)	(370)	(1,797)	189

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	19,118	(30,125)	16,761	(67,468)
Minority interest in income (loss)	162	(1,008)	339	(1,560)
Income tax provision	4,283	364	6,670	3,206

Income (loss) before cumulative effect of accounting change	14,673	(29,481)	9,752	(69,114)
Cumulative effect of accounting change	—	—	(114,792)	—

Net income (loss)	$14,673	$(29,481)	$(105,040)	$(69,114)

Income (loss) per share:
Income (loss) before cumulative effect of accounting change	$0.10	$(0.21)	$0.07	$(0.49)
Cumulative effect of accounting change	—	—	(0.80)	—

Basic and diluted net income (loss) per share	$0.10	$(0.21)	$(0.73)	$(0.49)

Shares used to compute basic net income (loss) per share per share	143,834	141,355	143,094	141,212

Shares used to compute diluted net income (loss) per share	145,295	141,355	144,611	141,212

TICKETMASTER
SUPPLEMENTAL FINANCIAL INFORMATION (a)
(in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
	(unaudited)
Reconciliation of Income (Loss) from Operations to Adjusted EBITDA
Income (loss) from operations	$17,603	$(30,495)	$14,964	$(67,279)
Depreciation and amortization	24,284	51,620	49,117	102,726
Advertising provided by USA Interactive for which no consideration was paid by Ticketmaster	1,754	5,846	5,217	9,933
Non-cash compensation	1,014	343	5,059	687

Adjusted EBITDA (b)	$44,655	$27,314	$74,357	$46,067

Reconciliation of Cash EPS
Basic income (loss) per share before cumulative effect of accounting change	$0.10	$(0.21)	$0.07	$(0.49)
Amortization per share	0.10	0.31	0.19	0.62
Advertising provided by USA Interactive for which no consideration was paid by Ticketmaster per share	0.01	0.04	0.04	0.07
Non-cash compensation per share	0.01	0.00	0.04	0.00
Equity in net income of unconsolidated affiliates per share	0.00	0.00	0.00	(0.01)

Cash EPS (c)	$0.22	$0.14	$0.33	$0.20

Shares used to compute basic income (loss) per share before cumulative effect of accounting change and Cash EPS	143,834	141,355	143,094	141,212

Shares used to compute diluted income (loss) per share before cumulative effect of accounting change	145,295	141,355	144,611	141,212

Notes:

(a)
The accompanying supplemental financial information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles. Due to rounding of individual line items, numbers may not add.
(b)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, minority interest, merger and other non-recurring charges, advertising provided by USA Interactive for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates, investments losses, net, other income/expense and cumulative effect of accounting change.
(c)
Cash EPS is defined as basic earnings per share before cumulative effect of accounting change excluding amortization, merger and other non-recurring charges, advertising provided by USA Interactive for which no consideration was paid by Ticketmaster, non-cash compensation, equity in income/loss of unconsolidated affiliates and investment losses, net.

For More Information:
Investors and Media:
Kandus Kane, Ticketmaster, 213-639-8821; kandus.kane@ticketmaster.com
Eric Jaffe, Ticketmaster, 213-639-8823; eric.jaffe@ticketmaster.com

Ticketmaster's corporate headquarters is located at 3701 Wilshire Boulevard, Los Angeles, California,
90010; 213-639-6100; info@citysearch.com.

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  Exhibit 99.1
TICKETMASTER CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
TICKETMASTER CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share information)
TICKETMASTER SUPPLEMENTAL FINANCIAL INFORMATION (a) (in thousands, except per share information)